                                                                    EXHIBIT 11.1

                      THE PMI GROUP, INC. AND SUBSIDIARIES

               COMPUTATION OF RESTATED NET INCOME PER SHARE (/1/)

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                            1996          1995          1994
                                      ------------- ------------- -------------
                                      (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
  BASIC NET INCOME PER COMMON SHARE:
    Net income....................... $     157,918 $     135,231 $     106,132
    Average common shares outstand-
     ing.............................        34,952        35,003        35,000
                                      ------------- ------------- -------------
      Basic net income per common
       share......................... $        4.52 $        3.86 $        3.03
                                      ============= ============= =============
  DILUTED NET INCOME PER COMMON
   SHARE:
    Net income....................... $     157,918 $     135,231 $     106,132
    Average common shares outstand-
     ing.............................        34,952        35,003        35,000
    Net shares to be issued upon ex-
     ercise of dilutive
     stock options after applying
     treasury stock method...........            88           119           --
    Average shares outstanding.......        35,040        35,122        35,000
                                      ------------- ------------- -------------
      Diluted net income per common
       share......................... $        4.51 $        3.85 $        3.03
                                      ============= ============= =============

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(1) Restated to conform with Statement of Financial Accounting Standards No.
    128, Earnings Per Share.